                Group A Revised Retention Letter - Execution Copy

November 6, 2000

Group A Participant

RE:  Retention Bonus Agreement

Dear Group A Participant:


The following sets forth the agreement between you and The Grand Union Company, a Delaware corporation (the "Company"), regarding the terms of the retention bonus (the "Retention Bonus") that you may be eligible to receive in accordance with the terms and conditions set forth below. This letter agreement (the "Letter Agreement") is in addition to, and not in substitution for, any other agreements between you and the Company, including without limitation the employment agreement between you and the Company dated April 13, 2000 (the "Employment Agreement") and as amended November 6, 2000, and the Retention Bonus is in addition to, and not in substitution for, any other pay or benefits to which you are eligible to earn from the Company. Any prior letter agreements between you and the Company concerning the Retention Bonus are null and void and are superceded by this Letter Agreement.

1. Definitions. For purposes of this Letter Agreement, the following capitalized words that are not otherwise defined in the text of the Letter Agreement shall have the meanings set forth below:

     "Board" shall mean the Board of Directors of the Company.

     "Cause" shall have the meaning set forth in your Employment Agreement.

     "Change in Control" shall mean the consummation of a Triggering Event.

     "Effective Date" shall mean October 3, 2000.

     "Final Payment Date" shall mean the later of (a) July 1, 2001, if a Triggering Event does not occur prior to such date, or (b) in the event that a Triggering Event occurs prior to July 1, 2001, the earlier to occur of (i) the date of a Change in Control corresponding to a Triggering Event where such Triggering Event has occurred before July 1, 2001, or (ii) if the Triggering Event which occurs before July 1, 2001 is definitively canceled or otherwise becomes void, the later of the date thereof or July 1, 2001.

     "Good Reason" shall have the meaning set forth in your Employment
     Agreement.

     "Involuntary Termination" shall mean (a) the termination of your employment by the Company other than for Cause, Death, Disability (as defined in your Employment Agreement), or retirement under the Company's Retirement Plan or
     (b) the resignation of your employment by you for Good Reason.

     "Payment Dates" shall mean January 1, 2001, April 1, 2001 and the Final Payment Date.

     "Purchaser" shall mean any person or entity that engages in a Change in Control transaction or who purchases assets of the Company.

     A "Triggering Event" shall be deemed to have occurred on the date that any of the following shall have occurred:

     (A) the Company enters into a binding agreement with one or more Purchasers to directly acquire, in exchange for cash, stock, claims, or property, fifty percent or more of the aggregate equity securities of the Company as of the Effective Date;

     (B) the Company enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Purchasers would own or control fifty percent or more of either (i) the aggregate voting securities of the Company, (ii) the aggregate economic interest of the outstanding equity securities of the Company or (iii) the aggregate value of the assets of the Company;

     (C) the Company enters into a transaction or transactions upon consummation of which one or more Purchasers would acquire in exchange for cash, stock, claims or property fifty percent or more of either (i) the aggregate equity securities of the Company, or (ii) the Company's assets; or

     (D) the Company files a plan of reorganization or motion for relief in a case under title 11 of the United States Code for the purpose of implementing an agreement or transaction of the type described in any of the preceding clauses (A), (B) or (C); provided, however, that a Triggering Event shall not include any change of ownership resulting from a public offering of any of the securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

2. Term. The term of this Letter Agreement (the "Term") shall commence on the Effective Date and shall continue until the Final Payment Date.

3. Retention Bonus. In consideration of, and subject to, your continued employment with the Company during the period beginning on the Effective Date and continuing through each Payment Date, the Company will pay you a Retention Bonus on each Payment Date equal to the amount set forth next to your name on the attached schedule. The Company will pay each Retention Bonus to you in a lump sum cash amount as soon as practicable after each Payment Date where you remain in the continued employ of the Company, but in no event shall such payment be made more than thirty days thereafter. Notwithstanding the above, if you are in the employ of the Company and there is a Change in Control following a Triggering Event during the term of this Letter Agreement, any remaining Retention Bonuses will be paid to you as soon as practicable, but in no event later than thirty days, following such Change in Control.

4. Effect of Termination of Employment.

(a) Involuntary Termination. In the event of your Involuntary Termination prior to any of the Payment Dates, you shall be entitled to receive all unpaid Retention Bonus payments within three (3) days of the date of your Involuntary Termination. Such payment shall be in addition to any benefits you may be eligible for under your Employment Agreement.

(b) Other Termination. In the event that your employment terminates for any reason other than an Involuntary Termination prior to any of the Payment Dates, you shall forfeit your right any portion of the Retention Bonus not yet earned.

5. Notice. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, The Grand Union Company, 201 Willowbrook Blvd., Wayne, New Jersey 07470, telecopier: (973) 890-6012, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Letter Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Reduction of Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Retention Bonus and any other payments in connection with a Change of Control (together, the "Payments") constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the amount of the Payments net the excise tax (as described in Section 4999 of the Code) payable with respect thereto is less than the amount to be paid to you if the aggregate Payments to be made to you were three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the Payments constituting the parachute payment paid pursuant to this Agreement shall be reduced to an amount that will equal three times your base amount, less $1.00.

7. Miscellaneous.

(a) No Rights to Continued Employment. Neither this Letter Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of
Section 4 above, for any reason, with or without Cause.

(b) Amendments, Waivers. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

(e) Headings. The headings contained in this Letter Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Letter Agreement.

(f) Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

This Letter Agreement has been approved by the Board and by the Bankruptcy Court and amounts payable hereunder shall be paid as an administrative expense in such Bankruptcy proceeding.



                             Sincerely,

                             The Grand Union Company


                             By: ______________________
                             Name: Gary M. Philbin
                             President and Chief Executive Officer



                                                              FY2001                                1/1         4/1         7/1
                                                              Target   Retention     TOTAL       Retention   Retention   Retention
       Title              Associate Name          Salary      Bonus    Group         RETENTION    Payment     Payment     Payment
-----------------------------------------------------------------------------------------------------------------------------------
President and COO         PHILBIN, GARY           $425,000    $425,000 A             $276,000      $91,908     $91,908     $92,184
EVP - CFO/CAO             FREIMARK, JEFFREY       $375,000    $375,000 A             $243,000      $80,919     $80,919     $81,162
SVP & General Counsel     SMITH, GLENN J          $225,000    $100,000 A             $146,000      $48,618     $48,618     $48,764
SVP - CIO                 MOSLEMI, MANOUCHEHR     $225,000    $100,000 A             $170,000      $56,610     $56,610     $56,780

                                                                       Grand Total   $835,000     $278,055    $278,055    $278,890

